   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2010

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

New York

13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On March 2, 2010, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2009.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated March 2, 2010

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  March 4, 2010

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated March 2, 2010

                                                                                                                  Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

--Kenneth Cole Productions Reports Strong Fourth Quarter Operating Results --

-- Adjusted Operating Earnings Increase to $0.21 vs. a Loss of ($0.27) in Q4 '08 --
-- Announces Strategic Agreement with Macy’s for New Men’s Sportswear Collection --

-- $63 Million of Non-Cash Charges Recorded for Deferred Tax and Other Asset Impairments --

New York, New York, March 2, 2010 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2009.  The Company reported adjusted operating earnings per fully-diluted share of $0.21 in the fourth quarter versus a loss of ($0.27) in the year-ago period, consistent with its pre-announcement on February 11, 2010. The significant improvement in operating performance was due to solid holiday sell-through results, increased gross margins, effective inventory management and the ongoing benefit of the Company’s streamlining initiatives.

Net revenues in the fourth quarter were $109.4 million vs. $126.6 million in the year-ago period, in line with prior guidance. The sales decline was primarily due to the Company’s planned exit from unprofitable businesses as well as reductions in associated private label programs and off-price distribution.

Consolidated gross margin increased 870 basis points to 46.8% compared to 38.1% in the year-ago period.  Improvements were realized in both the Consumer Direct and Wholesale business segments due primarily to disciplined inventory management, better product and less promotion for the holiday season.

Selling, general and administrative expenses (“SG&A”) declined by $11 million in the fourth quarter as compared to the year-ago period.  This resulted in a 320 basis point improvement in SG&A as a percent of revenues to 41.1% compared to 44.3% last year. This improvement was achieved despite the addition of 14 net new stores throughout the year.

As a result of gross margin improvement and careful expense management, adjusted operating income before taxes and excluding non-cash charges was $6.3 million in the fourth quarter compared to an adjusted operating loss of ($7.7) million before taxes and excluding charges in the same quarter of last year.

While operating income for the fourth quarter was strong, the Company noted that at year end it was in a three-year historical cumulative loss position which prompted the requirement of a valuation allowance against the Company’s deferred tax asset balance.  This resulted in a non-cash charge of $43.3 million. The Company also recorded impairment charges on certain of its stores and intangible assets of $19.6 million, for total non-cash charges of $62.9 million.  As a result of these non-cash charges, the Company reported a GAAP loss per fully diluted share of ($2.88) for the fourth quarter compared to a loss of ($0.67) per share in the year ago period.  The Company further noted that the increase in the deferred tax valuation allowance does not have any impact on its cash position, nor does such an allowance preclude it from using its tax losses, tax credits or other deferred tax assets in the future.

For the full fiscal year ended December 31, 2009, the Company reported net revenues of $410.4 million, a decrease of 16.6% versus the prior year’s level of $492.3 million, and a loss per share of ($3.52) as compared to a loss per share of ($0.80) last year. Excluding non-cash charges, the Company reported an adjusted loss per share of ($0.36) for fiscal 2009 compared to an adjusted loss per share of ($0.19) last year.  The Company noted that its full-year results were driven by aggressive inventory liquidation in the early part of the year following the onset of difficult economic conditions and that it returned to operating profitability in the back half of fiscal 2009.

The Company’s balance sheet remained strong at December 31, 2009.  Inventory at the close of the quarter was down 33% to $29.1 million compared to $43.3 million at the end of the fourth quarter last year. Cash and cash equivalents were $68.5 million versus $64.7 million at the end of last year.  In addition, the Company continues to operate with no long-term debt.

Kenneth Cole, Chairman and Chief Creative Officer, commented, “We are pleased with the strong reception our products received from both customers and consumers over the holiday season.  We are showing improvement in many areas of our organization, but our biggest opportunities are still in front of us.  In 2010, we must continue to focus on product innovation and execute at a higher level to deliver increased value to our shareholders.”

Looking ahead, the Company announced earlier today that it had signed a Strategic Alliance Agreement with Macy’s for a new, exclusive REACTION Men’s Sportswear collection that will launch in time for holiday 2010 in 150 Macy’s stores. Distribution is ultimately slated to grow to 550 stores over the next few years, consistent with the REACTION brand penetration in other categories.  All other men’s and women’s REACTION classification products as well as Kenneth Cole New York products will continue to be sold in a wide range of better department, specialty and company-owned stores.

Jill Granoff, Chief Executive Officer, concluded, “We are pleased with the progress we are making as a Company in terms of brand development, inventory management, margin improvement and cost reductions. We have demonstrated quarter over quarter improvement throughout 2009 and returned to profitability in the back half of the year. We believe that the path we are on will lead to further improvements in financial performance, incremental opportunities for growth, and the creation of value for our consumers, customers, partners and shareholders."

Presentation of Financial Information

In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for the quarter and year ended December 31, 2009.  This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding charges that the Company believes are not indicative of the Company's core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the financial tables of this press release.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)	(Unaudited)		(Unaudited)
	12/31/09	12/31/08	12/31/09	12/31/08

Net sales	$98,497	$114,909	$370,955	$448,578

Licensing and other revenue	10,876	11,672	39,445	43,759

Net revenue	$109,373	$126,581	$410,400	$492,337

Gross profit	51,238	48,263	171,004	198,885

Selling, gen’l & administrative	44,976	56,050	181,483	206,163
Severance(salary,taxes,restricted stock & benefits)	--	2,005	1,235	2,005
Intangible impairment	12,762	--	12,762	--
Asset impairment	6,518	3,028	6,518	3,028
Net lease termination benefit	--	--	(509)	--
Total operating expense	64,256	61,083	201,489	211,196

Operating loss	(13,018)	(12,820)	(30,485)	(12,311)

Interest income	70	93	484	1,730
Investment impairment	(311)	(3,726)	(1,038)	(7,840)
Total interest & other expense	(241)	(3,633)	(554)	(6,110)

Loss before taxes	(13,259)	(16,453)	(31,039)	(18,421)

Income tax benefit	4,544	4,452	11,404	3,621
Deferred tax valuation	(43,275)	--	(43,603)	--
Total income tax (expense)/benefit	(38,731)	4,452	(32,199)	3,621

Net loss	$(51,990)	$(12,001)	$(63,238)	$(14,800)

Net loss per share: Basic	$(2.88)	$(0.67)	$(3.52)	$(0.80)

Net loss per share: Diluted	$(2.88)	$(0.67)	$(3.52)	$(0.80)

Average shares outstanding: Basic	18,070,000	17,881,000	17,983,000	18,423,000

Average shares outstanding: Diluted	18,070,000	17,881,000	17,983,000	18,423,000

Balance Sheet Data:	12/31/09	12/31/08
Cash & Cash Equivalents	$68,505	$64,704
Due from Factor/Accounts Receivable	30,204	41,208
Inventory	29,080	43,342
Total Assets	248,257	313,435
Working Capital	88,611	97,521
Accounts Payable & Accrued Expenses	36,336	42,935
Long-term Debt	--	--
Total Shareholders’ Equity	143,292	199,762

 Kenneth Cole Productions, Inc.

*As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)	(Unaudited)		(Unaudited)
	12/31/09	12/31/08	12/31/09	12/31/08

Net loss, as reported	$(51,990)	$(12,001)	$(63,238)	$(14,800)

Income tax expense (benefit), as reported	38,731	(4,452)	32,199	(3,621)

Loss before taxes, as reported	(13,259)	(16,453)	(31,039)	(18,421)

Intangible impairment	12,762	--	12,762	--
Investment impairment	311	3,726	1,038	7,840
Severance	--	2,005	1,235	2,005
Asset impairment	6,518	3,028	6,518	3,028
Net lease termination benefit	--	--	(509)	--
Total other charges	19,591	8,759	21,044	12,873

Adjusted income (loss) before taxes	6,332	(7,694)	(9,995)	(5,548)

Adjusted income tax expense (benefit)	2,541	(2,876)	(3,607)	(2,057)

Adjusted net income (loss)	$3,791	$(4,818)	$(6,388)	$(3,491)

Net loss per share: Basic, as reported	$(2.88)	$(0.67)	$(3.52)	$(0.80)

Other charges & deferred tax valuation	(3.09)	(0.40)	(3.16)	(0.61)

Adjusted net income (loss) per share: Basic	$ 0.21	$(0.27)	$(0.36)	$(0.19)

Net loss per share: Diluted, as reported	$(2.88)	$(0.67)	$(3.52)	$(0.80)

Other charges & deferred tax valuation	(3.09)	(0.40)	(3.16)	(0.61)

Adjusted net income (loss) per share: Diluted	$ 0.21	$(0.27)	$(0.36)	$(0.19)

Average shares outstanding: Basic	18,070,000	17,881,000	17,983,000	18,423,000

Average shares outstanding: Diluted	18,416,000	17,881,000	17,983,000	18,423,000

9